Exhibit 99.1

FOR IMMEDIATE RELEASE
Monday, November 4, 2013
7:00 A.M. CST

A. H. Belo Corporation Announces Third Quarter 2013 Net Income from Continuing Operations and Updates Sales of Assets and
Financial and Operating Strategies

DALLAS - A. H. Belo Corporation (NYSE: AHC) today reported third quarter 2013 net income of $0.09 per share from continuing operations compared to net income of $0.11 per share from continuing operations in the third quarter of 2012. Third quarter 2012 net income from continuing operations included a nonrecurring credit of $2.5 million for a consent judgment related to past tax assessments of real estate by the City of Providence.
In conjunction with the completed sale of the five-story office building and the pending sale of the newspaper operations in Riverside, California, The Press-Enterprise newspaper operations and the sale of such building and assets are now reported as discontinued operations in the Company’s financial statements (see further discussion below).
Earnings before interest, taxes, depreciation and amortization (“EBITDA”), from continuing operations, was $7.9 million in the third quarter of 2013, compared to $9.1 million in the prior year period. Excluding the nonrecurring credit of $2.5 million in third quarter of 2012, EBITDA improved by $1.3 million in the third quarter of 2013 due primarily to continued expense containment. As of September 30, 2013, cash and cash equivalents were $56.4 million, and the Company had no debt.
Jim Moroney, chairman, president and Chief Executive Officer, said, “Increases in revenues from new businesses offset just under half of the core print revenue declines in the third quarter. Strong expense management contributed to the positive results for the quarter.
“We are pleased to have completed the sale of the five-story office building and related assets in Riverside, California to the County of Riverside and look forward to closing on the previously announced sale of the newspaper operations of The Press-Enterprise to Freedom Communications Holdings, Inc. in mid-November. The cash

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P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 508 Young Street Dallas, Texas 75202

A. H. Belo Corporation Announces Third Quarter 2013 Net Income from Continuing Operations and Updates Sales of Assets and Financial and Operating Strategies
November 4, 2013

proceeds from each of these transactions will allow the Company to continue to pursue opportunities to diversify and grow revenues and EBITDA and reduce our reliance on core print advertising revenues which remain challenged.”

Discontinued Operations and Sales of Assets

On October 9, 2013, the Company and Freedom Communications Holdings, Inc. entered into a definitive asset purchase agreement under which Freedom Communications Holdings, Inc. would acquire substantially all of the assets which comprise the newspaper operations of The Press-Enterprise located in Riverside, CA (including the production facility and related land) for $27.25 million in cash and subject to usual closing costs and customary working capital adjustment to be finalized by January 2014. Effective October 31, 2013, the Company amended the asset purchase agreement. The amendment effectively extends the transaction closing date to mid-November in return for a non-refundable deposit of $1.0 million to be credited to the purchase price at closing.
On July 17, 2013, the Company completed the sale of its five-story office building and certain related assets in Riverside, California to the County of Riverside for $30.0 million. The proceeds to the Company were approximately $28.6 million after selling costs of approximately $1.4 million. In the third quarter of 2013 the Company recorded a pretax gain of $4.5 million related to this transaction.
In the third quarter of 2013, The Press-Enterprise also sold certain equipment which was idled in 2012 when the newspaper ceased printing certain unprofitable commercial products. This transaction generated net proceeds of $0.5 million and a pretax gain of $0.3 million.
These gains, along with third quarter pretax losses of $1.6 million related to The Press-Enterprise, resulted in income from discontinued operations of $3.2 million, net of tax.
A. H. Belo will continue to own and market for sale the land and buildings associated with a discontinued commercial printing operation in Riverside. This property is expected to generate proceeds in the $1.4 to $1.6 million range.

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P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 508 Young Street Dallas, Texas 75202

A. H. Belo Corporation Announces Third Quarter 2013 Net Income from Continuing Operations and Updates Sales of Assets and Financial and Operating Strategies
November 4, 2013

Update on Financial and Operating Strategies

A. H. Belo’s management team and its Board of Directors have reviewed A. H. Belo’s previously disclosed financial and operating strategies in anticipation of the sale of substantially all of the assets of The Press-Enterprise. The Company plans to:

•
Explore further opportunities to invest in or buy advertising or marketing services companies with established financial performance and strong management teams in order to diversify and grow revenue and EBITDA, and

•	In the future, consider modifying share repurchase programs after balancing the potential for acquisitions or investments with the possibility of generating additional cash proceeds.
The Company’s acquisition and investment efforts are focused on businesses with products and services that complement the existing advertising and marketing services currently offered by its newspapers. Grant Moise, senior vice president/business development, is leading an effort to identify and evaluate qualified businesses. While the level of investment is not currently known, the Company anticipates that it will exceed previous investments, which were in the $3.0 to $5.0 million range.
The Company remains focused on returning capital to shareholders primarily through its quarterly dividend, which was increased to $0.08 per share in the third quarter of 2013, and modest share repurchases. The Company will evaluate the ability to modify share repurchase levels in the future after balancing the acquisitions and investments potential with possibility of generating additional cash proceeds.

Third Quarter Results from Continuing Operations

Total revenue was $90.2 million in the third quarter of 2013, a decrease of 2 percent compared to the prior year period.
Revenue from advertising and marketing services, including print and digital revenues, decreased 4 percent. Digital revenue increased 22 percent over the prior year quarter, primarily due to continued growth in automotive digital revenue at The Dallas Morning News and marketing services revenue associated with 508 Digital

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P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 508 Young Street Dallas, Texas 75202

A. H. Belo Corporation Announces Third Quarter 2013 Net Income from Continuing Operations and Updates Sales of Assets and Financial and Operating Strategies
November 4, 2013

and Speakeasy. Increases in digital revenue were offset by declines in display, preprint and classified advertising revenues which decreased 11 percent, 3 percent and 13 percent, respectively.
Advertising revenue from niche publications, which is a component of the display, preprint, classified and digital revenues reported above, decreased 3 percent compared to the prior year period.
Circulation revenue decreased 1 percent to $30.6 million in the third quarter of 2013 compared to the prior year period due to home delivery and single copy volume declines mostly offset by increased average rate for home delivery.
Printing and distribution revenue increased 6 percent to $9.8 million in the third quarter of 2013 primarily due to expansion of the distribution of outside newspapers at The Providence Journal.
Total consolidated operating expense in the third quarter was $88.9 million, a 1 percent decrease compared to the prior year period as headcount related expenses, newsprint, distribution, outside solicitation and depreciation expenses all decreased.
The Company’s newsprint expense in the third quarter was $6.8 million, a decrease of 10 percent compared to the prior year period. Newsprint consumption dropped 5 percent to approximately 11,500 metric tons. Compared to the prior year period, newsprint cost per metric ton and the average purchase price per metric ton for newsprint decreased 6 percent and 4 percent, respectively.
Corporate and non-operating unit expenses in the third quarter were $4.5 million, a decrease of 16 percent compared to the prior year period as legal and technology expenses decreased.
Capital expenditures totaled $1.4 million in the third quarter. The Company anticipates full-year 2013 capital expenditures to be approximately $7.0 million.
As of September 30, 2013, A. H. Belo had approximately 1,600 full-time equivalent employees, a decrease of approximately 5 percent compared to the prior year period.

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P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 508 Young Street Dallas, Texas 75202

A. H. Belo Corporation Announces Third Quarter 2013 Net Income from Continuing Operations and Updates Sales of Assets and Financial and Operating Strategies
November 4, 2013

Pension Plans

In the third quarter of 2013, the Company made voluntary contributions to its pension plans of $4.6 million and required contributions of $5.1 million, which included the acceleration of the scheduled fourth quarter pension payment. No further pension contributions will be made in 2013.

Non-GAAP Financial Measures

Reconciliations of net income (loss) to EBITDA from continuing operations are included as exhibits to this release.

Financial Results Conference Call

A. H. Belo will conduct a conference call on Monday, November 4 at 2:00 p.m. CST to discuss financial results. The conference call will be available via webcast by accessing the Company’s website (www.ahbelo.com/invest) or by dialing 1-800-230-1085 (USA) or 612-234-9960 (International). A replay line will be available at 1-800-475-6701 (USA) or 320-365-3844 (International) from 4:00 p.m. CST on November 4 until 11:59 p.m. CST on November 11, 2013. The access code for the replay is 304953.

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P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 508 Young Street Dallas, Texas 75202

A. H. Belo Corporation Announces Third Quarter 2013 Net Income from Continuing Operations and Updates Sales of Assets and Financial and Operating Strategies
November 4, 2013

About A. H. Belo Corporation

A. H. Belo Corporation (NYSE: AHC), headquartered in Dallas, Texas, is a distinguished newspaper publishing and local news and information company that owns and operates three daily newspapers and related websites. A. H. Belo publishes The Dallas Morning News, Texas’ leading newspaper and winner of nine Pulitzer Prizes; The Providence Journal, the oldest continuously-published daily newspaper in the United States and winner of four Pulitzer Prizes; and the Denton Record-Chronicle. The Company publishes various niche publications targeting specific audiences, and its investments include Classified Ventures, owner of Cars.com, and Wanderful Media, owner of Find&Save.  A. H. Belo offers digital marketing solutions through 508 Digital and Speakeasy and also owns and operates commercial printing, distribution and direct mail service businesses. Additional information is available at www.ahbelo.com or by contacting Alison K. Engel, Senior Vice President/Chief Financial Officer, at 214-977-2248.

Statements in this communication concerning A. H. Belo Corporation’s (the “Company’s”) business outlook or future economic performance, anticipated profitability, revenue, expense, dividends, capital expenditures, investments, impairments, business initiatives, pension plan contributions and obligations, real estate sales, working capital, future financings and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.

Such risks, uncertainties and factors include, but are not limited to, changes in capital market conditions and prospects, and other factors such as changes in advertising demand and newsprint prices; newspaper circulation trends and other circulation matters, including changes in readership methods, patterns and demography; and audits and related actions by the Alliance for Audited Media; challenges implementing increased subscription pricing and new pricing structures; challenges in achieving expense reduction goals in a timely manner and the resulting potential effects on operations; technological changes; development of Internet commerce; industry cycles; changes in pricing or other actions by existing and new competitors and suppliers; consumer acceptance of new products and business initiatives; labor relations; regulatory, tax and legal changes; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions, dispositions, co-owned ventures and investments; pension plan matters; general economic conditions and changes in interest rates; significant armed conflict; acts of terrorism; and other factors beyond our control, as well as other risks described in the Company’s Annual Report on Form 10-K, and in the Company’s other public disclosures and filings with the Securities and Exchange Commission.

P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 508 Young Street Dallas, Texas 75202

A. H. Belo Corporation
Condensed Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
In thousands, except share and per share amounts (unaudited)	2013	2012	2013	2012
Net Operating Revenue
Advertising and marketing services	$49,785	$52,095	$151,561	$156,350
Circulation	30,603	30,942	89,277	92,644
Printing and distribution	9,773	9,222	27,258	26,228
Total net operating revenue	90,161	92,259	268,096	275,222
Operating Costs and Expense
Salaries, wages and employee benefits	35,914	37,462	110,689	113,762
Other production, distribution and operating costs	34,713	33,755	104,805	102,392
Newsprint, ink and other supplies	12,803	12,508	37,132	36,443
Depreciation	4,371	4,790	14,053	16,648
Amortization	1,122	1,092	3,368	3,278
Total operating costs and expense	88,923	89,607	270,047	272,523
Income (loss) from operations	1,238	2,652	(1,951)	2,699
Other Income (Expense), Net
Other income, net	1,131	567	2,190	2,381
Interest income (expense)	108	(128)	(311)	(506)
Total other income (expense), net	1,239	439	1,879	1,875
Income (Loss) from Continuing Operations Before Income Taxes	2,477	3,091	(72)	4,574
Income tax expense	392	523	1,284	1,342
Income (Loss) from Continuing Operations	2,085	2,568	(1,356)	3,232
Loss from discontinued operations	(1,575)	(1,149)	(5,130)	(5,478)
Gain related to the divestiture of discontinued operations	4,746	—	4,746	—
Tax benefit from discontinued operations	13	22	49	56
Income (Loss) from Discontinued Operations	3,184	(1,127)	(335)	(5,422)
Net Income (Loss)	5,269	1,441	(1,691)	(2,190)
Net loss attributable to noncontrolling interests	(52)	(42)	(171)	(42)
Net Income (Loss) Attributable to A. H. Belo Corporation	$5,321	$1,483	$(1,520)	$(2,148)

Per Share Basis
Basic
Continuing operations	$0.09	$0.11	$(0.06)	$0.15
Discontinued operations	0.15	(0.04)	(0.02)	(0.25)
Net income (loss) attributable to A. H. Belo Corporation	$0.24	$0.07	$(0.08)	$(0.10)

Diluted
Continuing operations	$0.09	$0.11	$(0.06)	$0.15
Discontinued operations	0.14	(0.05)	(0.02)	(0.25)
Net income (loss) attributable to A. H. Belo Corporation	$0.23	$0.06	$(0.08)	$(0.10)

Weighted average shares outstanding
Basic	21,944	22,808	22,006	21,850
Diluted	22,070	22,928	22,006	21,850

A. H. Belo Corporation
Condensed Consolidated Balance Sheets

	September 30,	December 31,
In thousands (unaudited)	2013	2012
Assets
Current assets:
Cash and cash equivalents	$56,436	$34,094
Accounts receivable, net	34,375	39,212
Other current assets	15,764	15,628
Assets of discontinued operations	18,347	48,402
Total current assets	124,922	137,336
Property, plant and equipment, net	99,567	108,854
Intangible assets, net	31,048	34,055
Other assets	15,037	11,694
Total assets	$270,574	$291,939
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$15,376	$13,635
Accrued expenses	18,335	22,824
Advance subscription payments	19,562	17,693
Liabilities of discontinued operations	7,153	7,781
Total current liabilities	60,426	61,933
Long-term pension liabilities	108,146	122,821
Other liabilities	6,281	5,125
Total shareholders’ equity	95,721	102,060
Total liabilities and shareholders’ equity	$270,574	$291,939

A. H. Belo Corporation
Reconciliation of Net Income (Loss) to EBITDA from Continuing Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net Income (Loss) Attributable to A. H. Belo Corporation	$5,321	$1,483	$(1,520)	$(2,148)
Less: Net Income (Loss) from Discontinued Operations	3,184	(1,127)	(335)	(5,422)
Plus: Net loss attributable to noncontrolling interests	(52)	(42)	(171)	(42)
Income (Loss) from Continuing Operations	2,085	2,568	(1,356)	3,232
Depreciation and amortization	5,493	5,882	17,421	19,926
Interest (income) expense	(108)	128	311	506
Income tax expense	392	523	1,284	1,342
EBITDA from continuing operations	$7,862	$9,101	$17,660	$25,006
EBITDA is presented for continuing operations by adjusting Net Income (Loss) Attributable to A. H. Belo Corporation for Income (Loss) from Discontinued Operations and Net loss attributable to noncontrolling interest, and by adding depreciation and amortization, interest expense and income tax expense. Adjusted EBITDA is calculated, as applicable, by adding back the loss from withdrawal from the G. B. Dealey Retirement Pension Plan, non-cash impairment expense and net investment-related losses to EBITDA. For the periods presented above, no adjustments were made to EBITDA.
Neither EBITDA nor Adjusted EBITDA is a measure of financial performance under generally accepted accounting principles (“GAAP”). Management uses EBITDA, Adjusted EBITDA and similar measures in internal analyses as supplemental measures of the Company’s financial performance, and for performance comparisons against its peer group of companies. Adjusted EBITDA is also used by management to evaluate the cash flows available for capital spending, investing, pension contributions (required and voluntary), dividends and other equity-related transactions. Neither EBITDA nor Adjusted EBITDA should be considered in isolation or as a substitute for cash flows provided by operating activities or other income or cash flow data prepared in accordance with GAAP, and these non-GAAP measures may not be comparable to similarly-titled measures of other companies.
In previous periods, the Company added back the entire recorded pension expense in the determination of Adjusted EBITDA, including both recurring pension expense and the loss from withdrawal from the G. B. Dealey Retirement Pension Plan. Management reassessed this measurement and determined it is more appropriate to consider only the non-recurring loss from withdrawal from the G. B. Dealey Retirement Pension Plan as an add-back to determine Adjusted EBITDA. Accordingly, all periods for which Adjusted EBITDA is presented exclude an adjustment for recurring pension expense.